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[LOGO PHOENIX]   PHOENIX LIFE INSURANCE COMPANY
                 A Stock Company

ANNUAL STEP-UP DEATH BENEFIT ENDORSEMENT

This endorsement is attached to and made a part of the contract identified below. Except as stated in this endorsement, it is subject to all of the provisions contained in the contract. The endorsement becomes effective on the Contract Date, and may not be issued subsequent to the Contract Date.

                                 SPECIFICATIONS

Owner:                       [John Doe]

Contract Number:             [13000000]

Maximum Annual Step-Up Age   [81]

The section of the contract entitled "Death Benefit of the Contract" is deleted and replaced with the following:

Death Benefit of the Contract

The death benefit under this contract is equal to Death Benefit Option 2: Annual Step-Up (as defined below.)

Death Benefit Option 2:  Annual Step-Up

This death benefit is based on the Age of the Owner. If there is more than one Owner, it is based on the Age of the oldest Owner.

If the Owner has not yet attained the Maximum Annual Step-Up Age, the death benefit is equal to A or B or C, whichever is greater, where:

     A is 100% of premium payments, less Adjusted Withdrawals (as defined below).

     B is the Contract Value next determined following receipt of a certified copy of the death certificate at our Annuity Operations Division.

     C    is the Annual Step-Up Amount (as defined below).

If the Owner has attained the Maximum Annual Step-Up Age, the death benefit is equal to A or B, whichever is greater, where:

     A is the death benefit calculated at the end of the Contract Year prior to the Owner's attained the Maximum Annual Step-Up Age, plus 100% of the premium payments, less Adjusted Withdrawals (as defined below) made since the end of the Contract Year prior to the Owner's attained the Maximum Annual Step-Up Age.

     B is the Contract Value next determined following receipt of a certified copy of the death certificate at our Annuity Operations Division.

If the contract is not owned by a natural person, the Age of the Annuitant will be used to calculate the death benefit.

If the spouse elects to continue the contract under Death Benefit Option 2, the death benefit under the continued contract will be calculated based on the surviving spouse's attained Age as of the date we continue the contract.

The term "Maximum Annual Step-Up Age" means the age at which the Annual Step-Up ceases.


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Adjusted Withdrawals

The Adjusted Withdrawal is calculated for each withdrawal as the product of A multiplied by B where:

     A is the ratio of the amount of the withdrawal to the Contract Value on the date of (but prior to) the withdrawal.

     B    is the death benefit on the date of (but prior to) the withdrawal.

Annual Step-Up Amount

In the first Contract Year, the Annual Step-Up Amount is equal to 100% of premium payments, less Adjusted Withdrawals.

In the second Contract Year or any subsequent Contract Year, the Annual Step-Up Amount is equal to A or B, whichever is greater, where:

     A is the Annual Step-Up Amount at the end of the previous Contract Year, plus 100% of premium payments made since the end of the previous Contract Year, less Adjusted Withdrawals made since the end of the previous Contract Year.

     B    is the Contract Value.

                         Phoenix Life Insurance Company

                                  [/s/Tracy Rich]
                                      [Secretary]


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